The information in this Preliminary Prospectus Supplement is not complete and may be changed. We may not sell these Warrants, until the prospectus supplement and the accompanying index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Warrants and we are not soliciting offers to buy these Warrants in any State where the offer or sale is not permitted.

Subject to Completion

Amendment No. 1 Dated May 26, 2020† to the
PRELIMINARY PROSPECTUS SUPPLEMENT
Dated May 22, 2020
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-225551
(To Prospectus dated October 31, 2018
and Index Supplement dated October 31, 2018)

UBS AG $● Call Warrants linked to the EURO STOXX 50® Index expiring May 22, 2025

Investment Description

The call warrants (the “Warrants”) are cash-settled warrants issued by UBS whose return is linked to the EURO STOXX 50® Index (the “Index”). The Warrants are European-style call warrants that will expire worthless if the Closing Level of the Index on the Expiration Date (the “Index Ending Level”) is equal to or less than the “Strike Level”, which is equal to 100.00% of the Index Starting Level. The “Index Starting Level” is the Closing Level of the Index on the Strike Date and not the Closing Level on the Trade Date. If the Index Ending Level is greater than the Strike Level, the Warrants will be automatically exercised and you will receive a cash payment per Warrant on the Cash Settlement Payment Date equal to the Notional Amount multiplied by the Index Change. The “Index Change” is the quotient, expressed as a percentage, of (a) the Index Ending Level minus the Strike Level divided by (b) the Index Starting Level. The Warrants are European-style and will be automatically exercised on the Expiration Date if the Index Ending Level is greater than the Strike Level; you do not have the right to exercise your Warrants prior to the Expiration Date. Investing in the Warrants involves significant risks. The Warrants are issued “at-the-money,” meaning that the Index Ending Level must be greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will not be exercised and will expire worthless on the Expiration Date, causing you to lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Index Change is less than 10.75%, you will lose a significant portion of your Initial Investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment.

Key Terms

Issuer:	UBS AG London Branch (“UBS”)
Term:	5 years
Warrants:	Cash-settled European-style call warrants, linked to the EURO STOXX 50® Index
Index:	EURO STOXX 50® Index (Bloomberg Ticker: SX5E)
Index Sponsor:	STOXX Limited
Strike Date:	May 22, 2020
Trade Date:	May 26, 2020
Settlement Date:	May 29, 2020, subject to postponement if such day is not a Business Day as described under “General Terms of the Warrants — Market Disruption Events”. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein.
Expiration Date:	May 22, 2025, subject to postponement if such day is not a Trading Day and as described under “General Terms of the Warrants — Market Disruption Events”.
Cash Settlement Payment Date:	May 27, 2025, subject to postponement if such day is not a Business Day and as described under “General Terms of the Warrants — Market Disruption Events”.
Premium/Initial Investment and Minimum Purchase:	$10,000.00 per Warrant, representing 10.75% of the Notional Amount per Warrant (references to “Initial Investment” shall also refer to the “Premium”), subject to a minimum purchase of 1 Warrant (for a total minimum Premium of $10,000.00).
Notional Amount:	$93,023.26 per Warrant
Automatic Exercise:	The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level). You do not have the right to exercise your Warrants prior to the Expiration Date.
Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive, for each Warrant you own, the Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement Amount:	For each Warrant:
If the Index Ending Level is greater than the Strike Level, the Warrants will be automatically exercised, and UBS will pay you a cash payment on the Cash Settlement Payment Date, calculated as follows:
Notional Amount per Warrant x the Index Change
The Warrants are issued “at-the-money,” meaning that the Index Ending Level must be greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will not be exercised and will expire worthless on the Expiration Date, causing you to lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Index Change is less than 10.75%, you will lose a significant portion of your Initial Investment in the Warrants.
Index Change:	The quotient, expressed as a percentage, of (i) the Index Ending Level minus the Strike Level divided by (ii) the Index Starting Level.
Index Starting Level:	2,905.47, which was the Closing Level of the Index on the Strike Date and not the Closing Level on the Trade Date, as determined by the Calculation Agent.
Strike Level:	2,905.47, which is equal to 100.00% of the Index Starting Level, as determined by the Calculation Agent.
Index Ending Level:	The Closing Level of the Index on the Expiration Date, as determined by the Calculation Agent.
Options Approved Account:	In order to purchase the Warrants, you must have an options-approved account in which you are approved to purchase call options.
Calculation Agent:	UBS Securities LLC.
No Listing:	The Warrants will not be listed or displayed on any securities exchange or electronic communications network.
CUSIP / ISIN:	90281J836 / US90281J8365

You should carefully consider the risks related to an investment in the Warrants described under “Risk Factors” beginning on page S-11 concerning an investment in the Warrants. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Warrants. You may lose a significant portion or all of your Initial Investment in the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Warrants or passed upon the adequacy or accuracy of this document, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Warrant	$10,000.00	$500.00	$9,500.00
Total	$	$	$
†	This amended preliminary pricing supplement supersedes in its entirety the related preliminary pricing supplement dated May 22, 2020. We refer to this amended preliminary pricing supplement as the preliminary pricing supplement.

UBS Financial Services Inc.	UBS Investment Bank

ADDITIONAL INFORMATION ABOUT UBS AND THE WARRANTS

UBS has filed a registration statement (including a prospectus and an index supplement) with the Securities and Exchange Commission (the “SEC”) for the offering for which this prospectus supplement relates. Before you invest, you should read the prospectus dated October 31, 2018 titled “Debt Securities and Warrants”, relating to our Warrants (the “accompanying prospectus”) and the index supplement dated October 31, 2018, which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the Warrants, may be linked (the “index supplement”) and any other documents related to the Warrants that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC Website at www.sec.gov. Our Central Index Key, or CIK, on the SEC Website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm
♦	Index Supplement dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Warrants” refer to the Call Warrants that are offered hereby. Also, references to the “accompanying prospectus” means the UBS prospectus, titled “Debt Securities and Warrants”, dated October 31, 2018 and references to the “accompanying index supplement” mean the UBS index supplement, dated October 31, 2018.

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Warrants in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying index supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Warrants prior to their issuance. In the event of any changes to the terms of the Warrants, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

If there is any inconsistency between the terms of the Warrants described in the accompanying prospectus, the accompanying index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying index supplement; and finally, the accompanying prospectus.

This amended and restated preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement related hereto dated May 22, 2020 in its entirety. We refer to this amended and restated preliminary pricing supplement as the preliminary pricing supplement.

S-i

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples of How the Warrants Perform Upon Expiration	S-8
Hypothetical Return Profile Upon Expiration of Your Warrants	S-10
Risk Factors	S-11
Risks Related to Liquidity and Secondary Market Issues	S-13
Risks Related to General Characteristics of the Index	S-15
Hedging Activities and Conflicts of Interest	S-16
Risks Related to Taxation Issues	S-18
Description of the Index	S-19
General Terms of the Warrants	S-21
Use of Proceeds and Hedging	S-25
Material U.S. Federal Income Tax Consequences	S-26
ERISA Considerations	S-30
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	S-31

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Asset Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-4
Russell 2000® Index	IS-10
S&P 500® Index	IS-15
Commodity Indices	IS-20
Bloomberg Commodity IndexSM	IS-20
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-27
Non-U.S. Indices	IS-32
EURO STOXX 50® Index	IS-32
FTSETM 100 Index	IS-38
Hang Seng China Enterprises Index	IS-41
MSCI Indexes	IS-45
MSCI-EAFE® Index	IS-45
MSCI® Emerging Markets IndexSM	IS-45
MSCI® Europe Index	IS-45

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

S-ii

Prospectus Supplement Summary

The following is a summary of some of the key features of the Warrants, as well as a discussion of factors you should consider before purchasing the Warrants. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus.

What are the Warrants?

The call warrants (the “Warrants”) are cash-settled warrants issued by UBS whose return is linked to the performance of the EURO STOXX 50® Index (Bloomberg Ticker: SX5E; the “Index”). For further information concerning the Index, see “Description of the Index” herein. The Warrants are European-style call warrants that will expire worthless if the Closing Level of the Index on the Expiration Date (the “Index Ending Level”) is equal to or less than the “Strike Level”, which is equal to 100.00% of the Index Starting Level, and you will lose all of your Initial Investment in the Warrants. The “Index Starting Level” is the Closing Level of the Index on the Strike Date and not the Closing Level on the Trade Date.

If the Index Ending Level is greater than the Strike Level, the Warrants will be automatically exercised and you will receive a cash payment on the Cash Settlement Payment Date equal to the Notional Amount multiplied by the Index Change. The “Index Change” is the quotient, expressed as a percentage, of (a) the Index Ending Level minus the Strike Level divided by (b) the Index Starting Level.

The Warrants are European-style and will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level). The Warrants will not be exercised and will expire worthless, causing you to lose all of your Initial Investment in the Warrants, if the Index Ending Level is equal to or less than the Strike Level.

Furthermore, even if the Index Ending Level is greater than the Strike Level, you will incur a leveraged loss on your investment depending on if the Index Change is less than 10.75%. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date.

♦	Automatic Exercise if In-the-Money: If the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will be automatically exercised, and for each Warrant, UBS will pay the Cash Settlement Amount on the Cash Settlement Payment Date, calculated as follows:
Cash Settlement Amount = Notional Amount × the Index Change
♦	Expire Worthless if At-the-Money or Out-of-the-Money: If the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will expire worthless on the Expiration Date and you will lose all of your Initial Investment in the Warrants.
In this scenario, you will lose all of your Initial Investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. The Warrants are issued “at-the-money,” meaning that the Index Ending Level must be greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Index Change is less than 10.75%, you will lose a significant portion of your Initial Investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment. See “Risk Factors” beginning on page S-11 for risks related to an investment in the Warrants.

The “Premium” or “Initial Investment” will be $10,000.00 per Warrant, representing 10.75% of the Notional Amount per Warrant.

The “Notional Amount” will be $93,023.26 per Warrant.

The “Index Change” is the quotient, expressed as a percentage, of (i) the Index Ending Level minus the Strike Level divided by (b) the Index Starting Level. The Index Change may be positive or negative and is calculated as follows:

S-1

Index Change =	Index Ending Level – Strike
Index Starting Level

The “Strike Level” is a level of the Index that is equal to 100.00% of the Index Starting Level.

The “Index Starting Level” will equal the Closing Level of the Index on the Strike Date and not the Closing Level on the Trade Date, as determined by the Calculation Agent.

The “Index Ending Level” will be equal to the Closing Level of the Index on the Expiration Date, as determined by the Calculation Agent.

The “Strike Date” was May 22, 2020.

The “Trade Date” is May 26, 2020.

The “Settlement Date” is expected to be May 29, 2020 (three Business Days following the Trade Date as described further under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein), or if such day is not a Business Day, the next following Business Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”.

The “Expiration Date” is May 22, 2025, or if such day is not a Trading Day, the next following Trading Date, subject to postponement in the event of a Market Disruption Event as described further under “General Terms of the Warrants — Market Disruption Events”.

The “Cash Settlement Payment Date” is May 27, 2025 (two Business Days following the Expiration Date), or if such day is not a Business Day, the next following Business Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”.

UBS Securities LLC will serve as the Calculation Agent. For more specific information on the Calculation Agent, see “General Terms of the Warrants — Role of Calculation Agent” herein.

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations, with a Premium of $10,000.00 per Warrant, and a minimum purchase of 1 Warrant (for a total minimum Premium of $10,000.00). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a Premium of $10,000.00 per Warrant.

For more specific information about the Warrants, see “— What are the steps to calculate the Cash Settlement Amount?” on page S-7, “— Hypothetical examples of how the Warrants perform upon Expiration” on page S-8, and “General Terms of the Warrants” beginning on page S-21.

Selected Purchase Considerations

♦	The Warrants are issued “at-the-money”; loss of entire investment if the Index Ending Level is equal to or less than the Strike Level — The Warrants are issued “at-the-money” and are intended for investors who believe the Index Ending Level will be greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) because, otherwise, the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. For example, if the Index Ending Level declines relative to the Strike Level you will incur a total loss of your investment. Furthermore, even if the Index Ending Level is greater than the Strike Level, you will incur a leveraged loss on your investment if the Index Change is less than 10.75%. For example, based on the foregoing, if the Index Ending Level increases by 2.00% relative to the Strike Level, you will receive a Cash Settlement Amount of $1,860.47, representing a leveraged net loss of $8,139.53 per Warrant. Any payment on the Warrants is subject to the creditworthiness of UBS.
♦	The return on the Warrants will be based on the Closing Level of the Index on the Expiration Date — The Calculation Agent will determine whether the Warrants will expire worthless or be automatically exercised on the Expiration Date, and will determine the Cash Settlement Amount, if any, based only on the Index Ending Level. You will benefit only from any increase in the Index Ending Level relative to the Strike Level as the Cash Settlement Amount is based on the Closing Level of the Index on the Expiration Date as the Cash Settlement Amount is not based on the Closing Level of the Index on any day other than the Expiration Date. Because the Cash Settlement Amount, if any, will be determined by the Calculation Agent based on the Closing Level of the Index only on the Expiration Date, your return on the Warrants may be lower than if your return was based on the Closing Level on another day or period during the term of the Warrants.
♦	Automatic exercise; worthless expiration — The Warrants will be automatically exercised or will expire worthless on the Expiration Date and are not exercisable at your discretion.
♦	Minimum purchase — Minimum purchase of 1 Warrant (for a total minimum Premium of $10,000.00).
♦	Options-approved account — You must have an options-approved account in which you are approved to purchase call options.

S-2

♦	Tax consequences — Pursuant to the terms of the Warrants, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Warrants as prepaid derivative contracts (including, potentially, as options) for U.S. federal income tax purposes. If your Warrants are so treated you should recognize gain or loss upon the taxable disposition of your Warrants in an amount equal to the difference between the amount that you realize and your tax basis in your Warrants. Such gain or loss should be long-term capital gain or loss if you have held your Warrants for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). In general, your tax basis in a Warrant should be equal to the amount you paid to acquire the Warrant. The deductibility of capital losses is subject to limitations. Prior to the taxable disposition of your Warrants, you should generally not recognize any taxable income, gain or loss in respect of your Warrants. You are urged to review carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and consult your tax advisor concerning your tax situation.

What are some of the risks of the Warrants?

An investment in the Warrants involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-11.

♦	Warrants are issued “at-the-money” — The Warrants are issued “at-the-money,” meaning that the Index Ending Level must be greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants.
♦	Risk of loss even if the Warrants have value on the Expiration Date — Even if the Warrants have value on the Expiration Date, if the increase of the Index Ending Level relative to the Strike Level is less than 10.75%, you will lose a significant portion of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS.
♦	The return on the Warrants will be based on the Closing Level of the Index on the Expiration Date — The Calculation Agent will determine whether the Warrants will expire worthless or be automatically exercised on the Expiration Date, and will determine the Cash Settlement Amount, if any, based on the Closing Level of the Index on the Expiration Date. Because the Cash Settlement Amount, if any, will be determined by the Calculation Agent based on the Closing Level of the Index only on the Expiration Date, you will not benefit from any increase in the Closing Level of the Index on any other day or period during the term of the Warrant other than the Expiration Date.
♦	The Warrants will be automatically exercised on the Expiration Date — The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date. Accordingly, unless you sell the Warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the level of the Index prior to the Expiration Date. Further, you do not have a choice as to whether the Warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any increase in the Closing Level of the Index that occurs on any day other than the Expiration Date.
♦	The Warrants are not standardized options issued by the Options Clearing Corporation — The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the Cash Settlement Amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the Expiration Date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the Index and other factors as discussed below under “— Price of Warrants prior to the Expiration Date”.
♦	The Warrants are suitable only for investors with options-approved accounts — The Warrants will be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions generally and call options specifically, and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.
♦	Market risk — The return on the Warrants, which may be negative, is directly linked to the performance of the Index and indirectly linked to the value of the equity securities constituting the Index (the “Index Constituent Stocks”). The level of the Index can rise or fall sharply due to factors specific to the Index or its Index Constituent Stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. In addition, the Warrants have an increased sensitivity to market risk. Recently, the coronavirus infection has caused volatility in the global financial markets and a

S-3

slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the issuers of the Index Constituent Stocks and, therefore, the Index. Because your investment in the Warrants provides for leveraged exposure to the Index, changes in the level of the Index (both positive and negative) will have a greater impact on the value of the Warrants prior to the Expiration Date and the Cash Settlement Amount, if any, on your Warrants on the Expiration Date.
♦	The time remaining to the Expiration Date may adversely affect the market value of the Warrants — A portion of the market value of the Warrants at any time depends on the level of the Index at such time relative to the Strike Level and is known as the “intrinsic value” of the Warrant. If the level of the Index is less than the Strike Level at any time, the Warrants would be considered “out-of-the-money”, whereas, if the level of the Index is greater than the Strike Level at any time, the Warrants would be considered “in-the-money.” As the Warrants will be issued “at-the-money” (the Strike Level is equal to the Index Starting Level), the intrinsic value of the Warrants on the Strike Date (and any other date that the level of the Index is equal to or less than the Strike Level) will be zero. However, if the Warrants are in-the-money at any time, the intrinsic value of the Warrants will be positive. Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the Expiration Date and is known as the “time value” of the Warrant. On the Strike Date, the time value of the Warrants represents their entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the Warrants is zero. Assuming all other factors are held constant, the risk that the Warrants will expire worthless will increase the more the level of the Index decreases below the Strike Level and the shorter the time remaining until the Expiration Date. Therefore, the market value of the Warrants will reflect both the rise and decline in the level of the Index and the time remaining to the Expiration Date, among other factors. See also “— Risks Related to Liquidity and Secondary Market Issues” below.
♦	Owning the Warrants is not the same as a hypothetical direct investment in the Index or the Index Constituent Stocks — The return on your Warrants may not reflect the return you would realize on a hypothetical direct investment in the Index or Index Constituent Stocks. For instance, a hypothetical direct investment in the Index or the Index Constituent Stocks is likely to have tax consequences that are different from an investment in the Warrants. The return on a hypothetical direct investment in the Index or Index Constituent Stocks would also depend primarily upon the relative depreciation or appreciation of such Index or Index Constituent Stocks during the term of the Warrants, and not on whether the Warrants are automatically exercised or, if the Warrants are automatically exercised, whether the increase of the Index Ending Level from the Strike Level will result in a positive return on your Initial Investment.
Additionally, a direct investment in the Index Constituent Stocks may provide dividend payments, which you will not receive as an investor in the Warrants, and any such dividends or distributions will not be factored into the determination of whether the Warrants will be automatically exercised or the calculation of the Cash Settlement Amount, if any.
♦	No assurance that the investment view implicit in the Warrants will be successful — It is impossible to predict whether and the extent to which the level of the Index will rise or fall. There can be no assurance that the Index Ending Level will be greater than the Strike Level. There can also be no assurance that the Index Ending Level will increase by 10.75% or more relative to the Strike Level and, consequently, whether the increase of the Index Ending Level will result in a positive return on your Initial Investment. The level of the Index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the Index Constituent Stocks (each, an “Index Constituent Stock Issuer”). You should be willing to accept the risks associated with the relevant markets tracked by the Index and the Index Constituent Stocks, and the risk of losing a significant portion or all of your Initial Investment.
♦	No interest payments — UBS will not pay any interest with respect to the Warrants.
♦	There may be little or no secondary market for the Warrants — The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Warrants may not develop. UBS Securities LLC and other affiliates of UBS intend, but are not required, to make a market in the Warrants and may stop making a market at any time. The price, if any, at which you may be able to sell your Warrants prior to the Expiration Date could be at a substantial discount from the Premium and to the intrinsic value of the Warrants and, as a result, you may suffer substantial losses.
♦	Credit risk of UBS — The Warrants are unsubordinated, unsecured contractual obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your Initial Investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants. In the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your Initial Investment.
♦	Price of Warrants prior to the Expiration Date — The market price of the Warrants will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; any dividends paid on the Index Constituent Stocks; the time remaining to the Expiration Date of the Warrants; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

S-4

♦	Impact of fees on the secondary market price of the Warrants — Generally, the price of the Warrants in the secondary market is likely to be lower than the Premium because the Premium includes, and secondary market prices are likely to exclude, the underwriting discount, hedging costs, issuance costs and projected profits. Furthermore, assuming no change in market conditions or any other relevant factors after purchase of the Warrants, the Warrants will be subject to a decline in value over time (generally known as time decay).
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any Index Constituent Stocks and/or listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Index or the Index Constituent Stocks, may adversely affect the performance of the Index and, therefore, the market value of, and any amount payable on, the Warrants.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the Index Constituent Stock Issuers or trading activities related to the Index or any Index Constituent Stock, which may present a conflict between the interests of UBS and you, as a holder of the Warrants. There are also potential conflicts of interest between you and the Calculation Agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The Calculation Agent will determine the the Index Ending Level, whether the Warrants will expire worthless and the Cash Settlement Amount, if any. The Calculation Agent can also postpone the determination of the Index Starting Level or the Index Ending Level on the Strike Date or the Expiration Date, respectively.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the Index to which the Warrants are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Warrants are uncertain. You are urged to consult your tax advisor about your own tax situation and to read “Material U.S. Federal Income Tax Consequences” herein.

S-5

The Warrants generally may be a suitable investment for you if:

♦	You are approved for trading options with your broker-dealer, including the purchase of call options.
♦	You fully understand the risks inherent in an investment in the Warrants, including the risks of trading call options and seek leveraged exposure to the Index.
♦	You understand and accept that if the Index Ending Level is equal to or less than the Strike Level, the Warrants will expire worthless resulting in a loss of all of your Initial Investment.
♦	You fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in the loss of a significant portion of your Initial Investment even if the Index Ending Level is greater than the Strike Level.
♦	You believe the level of the Index will increase from the Index Starting Level to the Index Ending Level by more than 10.75%.
♦	You are willing to invest in the Warrants based on the Premium and Notional Amount indicated on the cover hereof.
♦	You can tolerate a loss of a significant portion or all of your Initial Investment.
♦	You seek increased sensitivity to the market risk of the Index and can tolerate fluctuations in the price of the Warrants prior to the Expiration Date that will far exceed the fluctuations in the level of the Index.
♦	You do not seek current income from your investment.
♦	You understand and accept the market risks associated with the Index.
♦	You are willing to hold the Warrants until the Expiration Date and accept that there may be little or no secondary market for the Warrants.
♦	You are willing to assume the credit risk of UBS for all payments under the Warrants, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of your Initial Investment.

The Warrants generally may not be a suitable investment for you if:

♦	You are not approved for trading options with your broker-dealer, including the purchase of call options.
♦	You do not fully understand the risks inherent in an investment in the Warrants, including the risks of trading call options or you do not seek leveraged exposure to the Index.
♦	You do not understand or cannot accept that if the Index Ending Level is equal to or less than the Strike Level, the Warrants will expire worthless resulting in a loss of all of your Initial Investment.
♦	You do not fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in the loss of a significant portion of your Initial Investment even if the Index Ending Level is greater than the Strike Level.
♦	You require an investment designed to provide a full return of your initial investment after the Expiration Date.
♦	You believe the level of the Index will decline from the Index Starting Level to the Index Ending Level or that the Index Ending Level will increase by less than 10.75%.
♦	You are not willing to invest in the Warrants based on the Premium or Notional Amount indicated on the cover hereof.
♦	You do not seek increased sensitivity to the market risk of the Index or cannot tolerate fluctuations in the price of the Warrants prior to the Expiration Date that will far exceed the downside fluctuations in the level of the Index.
♦	You seek current income from this investment.
♦	You do not understand or accept the market risks associated with the Index.
♦	You are unable or unwilling to hold the Warrants to the Expiration Date or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Warrants.

The suitability considerations identified above are not exhaustive. Whether or not the Warrants are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Warrants in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page S-11 of this prospectus supplement.

S-6

What are the steps to calculate the Cash Settlement Amount?

Set forth below is an explanation of the steps necessary to calculate the Cash Settlement Amount.

Step 1: Calculate the Index Ending Level

The Index Ending Level is the Closing Level of the Index on the Expiration Date, as determined by the Calculation Agent.

Step 2: Calculate the Index Change

The Index Change is the quotient, expressed as a percentage, of (i) the Index Ending Level minus the Strike Level divided by (b) the Index Starting Level. Expressed as a formula:

Index Change =	Index Ending Level – Strike Level
Index Starting Level

Step 3: Determine if the Warrants will be automatically exercised or will expire worthless

♦	Automatic Exercise if In-the-Money: If the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will be automatically exercised for the Cash Settlement Amount.
♦	Expire Worthless if At-the-Money or Out-of-the-Money: If the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will expire worthless on the Expiration Date and you will lose all of your Initial Investment in the Warrants.
In this scenario, you will lose all of your Initial Investment and will not receive any cash payment upon expiration.

Step 4: If the Warrants are Automatically Exercised, calculate the Cash Settlement Amount

If the Warrants are automatically exercised, UBS will pay for each Warrant the Cash Settlement Amount on the Cash Settlement Payment Date, calculated as follows:

Cash Settlement Amount = Notional Amount × the Index Change

Investing in the Warrants involves significant risks. The Warrants are issued “at-the-money,” meaning that the Index Ending Level must increase relative to the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Index Change is less than 10.75%, you will lose a significant portion of your Initial Investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment. See “Risk Factors” beginning on page S-11 for risks related to an investment in the Warrants.

S-7

Hypothetical Examples of How the Warrants Perform Upon Expiration

The examples below are provided for illustrative purposes only and are purely hypothetical. The below examples do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Strike Level and the amounts may be rounded for ease of analysis. We cannot predict the Index Ending Level. You should not take these examples as an indication or assurance of the expected performance of the Index. The actual terms for the Warrants were set on the Strike Date.

Assumptions for Hypothetical Examples and Hypothetical Return Profile:

Term:		5 years
Premium:		$10,000.00 per Warrant, representing 10.75% of the Notional Amount per Warrant.
Notional Amount:		$93,023.26 per Warrant.
Automatic Exercise:		The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level. Neither you nor we have the right to exercise your Warrants prior to the Expiration Date.
Payment upon Automatic Exercise:		If the Warrants are automatically exercised, you will receive the Cash Settlement Amount per Warrant, where: Cash Settlement Amount = Notional Amount x the Index Change
	Index Change =	Index Ending Level – Strike Level
Index Starting Level
Index Starting Level:		3,000.00
Strike Level:		3,000.00, which is 100.00% of the Index Starting Level.

Example 1: The Index Ending Level is 2,700.00, a 10.00% decrease from the Index Starting Level.

Because the Index Ending Level is equal to or less than the Strike Level, your Warrant will expire worthless, resulting in a loss of all of your Initial Investment in the Warrant. This example demonstrates that the Warrants are issued at-the-money relative to the Strike Level.

Example 2: The Index Ending Level is 3,090.00, a 3.00% increase from the Index Starting Level.

Because the Index Ending Level is greater than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

Cash Settlement Amount = Notional Amount × the Index Change = $93,023.26 × 3.00% = $2,790.70

This example illustrates that a 3.00% increase in the Index Ending Level relative to the Strike Level will result in a Cash Settlement Amount of $2,790.70 for each Warrant. In this scenario, the corresponding loss on your Initial Investment in the Warrants is approximately 72.09%.

Example 3: The Index Ending Level is 3,150.00, a 5.00% increase from the Index Starting Level.

Because the Index Ending Level is greater than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

Cash Settlement Amount = Notional Amount × the Index Change = $93,023.26 × 5.00% = $4,651.16

This example illustrates that a 5.00% increase in the Index Ending Level relative to the Strike Level will result in a Cash Settlement Amount of $4,651.16 for each Warrant. In this scenario, the corresponding loss on your Initial Investment in the Warrants is approximately 53.49%.

Example 4: The Index Ending Level is 3,322.50, a 10.75% increase from the Index Starting Level.

Because the Index Ending Level is greater than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

Cash Settlement Amount = Notional Amount × the Index Change = $93,023.26 × 10.75% = $10,000.00

S-8

This example illustrates that a 10.75% increase in the Index Ending Level relative to the Strike Level will result in a Cash Settlement Amount of $10,000.00 for each Warrant, equal to the Premium paid per Warrant. In this scenario, the corresponding return on your Initial Investment in the Warrants is 0.00%.

Example 5: The Index Ending Level is 3,450.00, a 15.00% increase from the Index Starting Level.

Because the Index Ending Level is greater than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

Cash Settlement Amount = Notional Amount × the Index Change = $93,023.26 × 15.00% = $13,953.49

This example illustrates that a 15.00% increase in the Index Ending Level relative to the Strike Level will result in a Cash Settlement Amount of $13,953.49 for each Warrant. In this scenario, the corresponding return on your Initial Investment in the Warrants is approximately 39.53%.

Example 6: The Index Ending Level is 3,000.00, a 0.00% increase from the Index Starting Level.

Because the Index Ending Level is equal to or less than the Strike Level, the Warrants will expire worthless, resulting in a loss of all of your Initial Investment in the Warrants. This example demonstrates that the Warrants are issued at-the-money relative to the Strike Level.

S-9

Hypothetical Return Profile Upon Expiration of Your Warrants

Any table, chart or calculation showing hypothetical payment amounts in this prospectus supplement is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical Index Ending Levels could have on your payment on the Cash Settlement Payment Date, as calculated in the manner described herein. Such hypothetical table, chart or calculation is based on levels for the Index that may not be achieved and on assumptions regarding terms of the Warrants as specified under “Hypothetical Examples of How the Warrants Perform Upon Expiration”; the actual terms of the Warrants were set on the Strike Date. Amounts may also be rounded for ease of analysis.

As calculated herein, the hypothetical payment amounts on your Warrants on the Cash Settlement Payment Date may bear little or no relationship to the actual market value of your Warrants on that date or at any other time, including any time over the term of the Warrants that you might wish to sell your Warrants. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Warrants, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Warrants might be, it may bear little relation to—and may be much less than—the financial return that you might achieve were you to invest in a long position on the Index or the Index Constituent Stocks. The factors listed under “Risk Factors —Owning the Warrants is not the same as a hypothetical direct investment in the Index or the Index Constituent Stocks”, among others, may cause the financial return on your Warrants to differ from the financial return you would receive by investing in a long position on the Index or the Index Constituent Stocks.

We describe various risk factors that may affect the market value of the Warrants, and the unpredictable nature of that market value, under “Risk Factors” beginning on page S-11 of this prospectus supplement.

We cannot predict the levels of the Index during the term of your Warrants or, therefore, whether the Index Ending Level will be greater than the Strike Level. Moreover, the assumptions we make in connection with any hypothetical information herein may not reflect actual events. Consequently, that information may give little or no indication of the Cash Settlement Amount (if any) that may be delivered in respect of your Warrants on the Cash Settlement Payment Date, nor should it be viewed as an indication of the financial return on your Warrants or of how that return might compare to the financial return on a hypothetical direct investment in the Index or the Index Constituent Stocks.

Index Ending Level	Percentage Change from the Index Starting Level	Index Change	Cash Settlement Amount	Cash Settlement Amount minus Premium	Cash Settlement Amount minus Premium as Percentage Return on Premium
4,200.00	40.00%	40.00%	$37,209.30	$27,209.30	272.09%
4,050.00	35.00%	35.00%	$32,558.14	$22,558.14	225.58%
3,900.00	30.00%	30.00%	$27,906.98	$17,906.98	179.07%
3,750.00	25.00%	25.00%	$23,255.82	$13,255.82	132.56%
3,600.00	20.00%	20.00%	$18,604.65	$8,604.65	86.05%
3,450.00	15.00%	15.00%	$13,953.49	$3,953.49	39.53%
3,322.50	10.75%	10.75%	$10,000.00	$0.00	0.00%
3,210.00	7.00%	7.00%	$6,511.63	-$3,488.37	-34.88%
3,150.00	5.00%	5.00%	$4,651.16	-$5,348.84	-53.49%
3,090.00	3.00%	3.00%	$2,790.70	-$7,209.30	-72.09%
3,000.00	0.00%	0.00%	$0.00	-$10,000.00	-100.00%
2,850.00	-5.00%	-5.00%	$0.00	-$10,000.00	-100.00%
2,700.00	-10.00%	-10.00%	$0.00	-$10,000.00	-100.00%
1,500.00	-50.00%	-50.00%	$0.00	-$10,000.00	-100.00%
0.00	-100.00%	-100.00%	$0.00	-$10,000.00	-100.00%

S-10

Risk Factors

The return on the Warrants is linked to the performance of the Index. The Warrants provide the opportunity to earn a return, if any, based on the Notional Amount rather than the Premium, through a leveraged investment from possible increases in the level of the Index and will depend on whether, and the amount by which, the Index Ending Level is greater than the Strike Level. Investing in the Warrants is not equivalent to, and will not reflect the return you would realize from a hypothetical direct investment in the Index or the Index Constituent Stocks. This section describes the most significant risks relating to the Warrants. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the accompanying index supplement and the accompanying prospectus before investing in the Warrants.

The Warrants are issued “at-the-money,” meaning that the Index Ending Level must be greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will expire worthless, which would result in a loss of all of your Initial Investment in the Warrants and you may lose a significant portion of your Initial Investment even if the Warrants have value on the Expiration Date.

The Warrants are leveraged investments that involve a high degree of risk, which may result in the Warrants expiring worthless. The Warrants are issued “at-the-money,” meaning that the Index Ending Level must be greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will not be exercised and will expire worthless, and you will lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Index Change is less than 10.75%, you will lose a significant portion of your Initial Investment in the Warrants. This feature increases the risk of a substantial or total loss of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS.

The return on the Warrants will be based on the Closing Level of the Index on the Expiration Date.

The Calculation Agent will determine whether the Warrants will expire worthless or be automatically exercised on the Expiration Date and the Cash Settlement Amount, if any, will be based only on the Index Ending Level. You will benefit only from any increase in the Index Ending Level relative to the Strike Level as the Cash Settlement Amount is based on the Closing Level of the Index on the Expiration Date as the Cash Settlement Amount is not based on the Closing Level of the Index on any day other than the Expiration Date. Because the Cash Settlement Amount, if any, will be determined by the Calculation Agent based on the Closing Level of the Index only on the Expiration Date, your return on the Warrants may be lower than if your return was based on the Closing Level on another day or period during the term of the Warrants.

The Warrants will be automatically exercised on the Expiration Date.

The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date. Accordingly, unless you sell the Warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the level of the Index prior to the Expiration Date. Further, you do not have a choice as to whether the Warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any increase in the Closing Level of the Index that occurs on any date other than on the Expiration Date.

The Warrants are not standardized options issued by the Options Clearing Corporation.

The Warrants are not standardized options of the type issued by the OCC, a clearing agency regulated by the SEC. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the Cash Settlement Amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the Expiration Date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the Index and other factors as discussed further below under “— Risks Related to Liquidity and Secondary Market Issues”.

The Warrants are suitable only for investors with options-approved accounts.

We are requiring that Warrants be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

S-11

The Warrants are subject to increased market risk of the Index.

The return on the Warrants, which may be positive or negative, is directly linked to the performance of the Index and indirectly linked to the value of the Index Constituent Stocks. The level of the Index can rise or fall sharply due to factors specific to the Index or its Index Constituent Stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the issuers of the Index Constituent Stocks and, therefore, the Index. Because your investment in the Warrants provides for leveraged exposure to the Index, changes in the level of the Index (both positive and negative) will have a greater impact on the value of the Warrants prior to the Expiration Date, and the Cash Settlement Amount, if any, on your Warrants on the Expiration Date.

The time remaining to the Expiration Date may adversely affect the market value of the Warrants.

A portion of the market value of the Warrants at any time depends on the level of the Index at such time relative to the Strike Level and is known as the “intrinsic value” of the Warrant. If the level of the Index is less than the Strike Level at any time, the Warrants would be considered “out-of-the-money”, whereas, if the level of the Index is greater than the Strike Level at any time, the Warrants would be considered “in-the-money.” As the Warrants will be issued “at-the-money” (the Strike Level is equal to the Index Starting Level), the intrinsic value of the Warrants on the Trade Date (and any other date that the level of the Index is equal to or less than the Strike Level) will be zero. However, if the Warrants are in-the-money at any time, the intrinsic value of the Warrants will be positive. Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the Expiration Date and is known as the “time value” of the warrant. On the Trade Date, the time value of the Warrants represents their entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the Warrants is zero. Assuming all other factors are held constant, the risk that the Warrants will expire worthless will increase the more the level of the Index decreases below the Strike Level and the shorter the time remaining until the Expiration Date. Therefore, the market value of the Warrants will reflect both the rise and decline in the level of the Index and the time remaining to the Expiration Date, among other factors. See also “— Risks Related to Liquidity and Secondary Market Issues” below.

Owning the Warrants is not the same as a hypothetical direct investment in the Index or the Index Constituent Stocks.

The return on your Warrants will not reflect the return you would realize on a hypothetical direct investment in the Index or the Index Constituent Stocks and held such investments for a similar period because:

♦	a hypothetical direct investment in the Index or the Index Constituent Stocks is likely to have tax consequences that are different from an investment in the Warrants;
♦	the return on a hypothetical direct investment in the Index or Index Constituent Stocks would depend primarily upon the relative depreciation or appreciation of such index or index constituents stocks during the term of the Warrants, and not on whether the Warrants are automatically exercised or, if the Warrants are automatically exercised, whether the increase of the Index Ending Level from the Strike Level will result in a positive return on your Initial Investment; and
♦	a hypothetical direct investment in the Index Constituent Stocks may provide dividend payments, which you will not receive as an investor in the Warrants, and any such dividends or distributions will not be factored into the determination of whether the Warrants will be automatically exercised or the calculation of the Cash Settlement Amount, if any.

There can be no assurance that the investment view implicit in the Warrants will be successful.

It is impossible to predict whether and the extent to which the level of the Index will rise or fall. There can be no assurance that the Index Ending Level will be greater than the Strike Level. There can also be no assurance that the Index Ending Level will be greater than the Strike Level by 10.75% or more and, consequently, whether the increase of the Index Ending Level relative to the Strike Level will result in a positive return on your Initial Investment. The level of the Index will be influenced by complex and interrelated political, economic, financial and other factors that affect the Index Constituent Stock Issuers. You should be willing to accept the risks associated with the relevant markets tracked by the Index and the Index Constituent Stocks, and the risk of losing a significant portion or all of your Initial Investment.

You will not receive interest payments on the Warrants.

UBS will not pay any interest with respect to the Warrants.

Any payment on the Warrants is subject to the creditworthiness of UBS.

S-12

The Warrants are unsubordinated, unsecured contractual obligations of UBS, will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your Initial Investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your Initial Investment.

The Calculation Agent can postpone the Expiration Date (and thus the Cash Settlement Payment Date) upon the occurrence of a Market Disruption Event.

The Calculation Agent will determine the Index Ending Level based upon the Closing Level of the Index on the Expiration Date. The Expiration Date may be postponed (and thus the determination of the Index Ending Level may be postponed) if the Calculation Agent determines that on the Expiration Date, a Market Disruption Event has occurred or is continuing with respect to the Index. In this event, the Expiration Date will be postponed to the first succeeding Trading Day on which a Market Disruption Event has not occurred or is continuing. If the first succeeding Trading Date has not occurred as of the close of trading on the eighth Trading Day immediately following the originally-scheduled Expiration Date, regardless of whether a Market Disruption Event has occurred or is continuing with respect to the Index, (1) that eighth Trading Day shall be deemed to be the Expiration Date, and (2) the Calculation Agent shall estimate the Closing Level that would have prevailed in the absence of the Market Disruption Event. If the Calculation Agent postpones the determination of the Index Ending Level on the Expiration Date, the Calculation Agent will also adjust the Cash Settlement Payment Date to ensure the number of Business Days between the Expiration Date and the Cash Settlement Payment Date remain the same.

Notwithstanding the occurrence of a Market Disruption Event, the Calculation Agent may waive its right to postpone the Expiration Date, if it determines that one or more Market Disruption Events has not and is not likely to materially impair its ability to determine the Closing Level of the Index on the affected date. For additional information, see “General Terms of the Warrants — Market Disruption Events” herein.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Warrants—Sales in the secondary market may result in significant losses.

You should be willing to hold your Warrants until the Expiration Date. There may be little or no secondary market for the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Warrants and may stop making such market at any time. Furthermore, there can be no assurance that a secondary market for the Warrants will develop.

Furthermore, even if there is a secondary market for the Warrants, there may be times when Warrant prices will not maintain their customary or anticipated relationships to the Index and the Index Constituent Stocks. Changes in volatility, or other factors or conditions might adversely affect the liquidity, efficiency, continuity or even the orderliness of any secondary market for the Warrants. Unusual events including, but not limited to, Market Disruption Events, computer malfunction, fire or natural disaster or even extraordinary trading volume, may affect normal market operations. If trading is halted or suspended in one or more of the exchanges for Index Constituent Stocks (or listed options thereof or on the Index), any secondary market making of the Warrants may also be halted.

If you sell your Warrants prior to the Expiration Date, you may have to do so at a substantial discount from the Premium, and as a result, you may suffer substantial losses, even in cases where the level of the Index has increased favorably to you since the Strike Date. The potential returns described herein are possible only in the case that you hold your Warrants until the Expiration Date.

The market value of the Warrants may be influenced by unpredictable factors.

The market value of your Warrants may fluctuate between the date you purchase them and the Expiration Date, when the Calculation Agent will determine your Cash Settlement Amount. Several factors, many of which are beyond our control, will influence the market value of the Warrants. We expect that generally the level of the Index on any day will affect the market value of the Warrants more than any other single factor. Other factors that may influence the market value of the Warrants include:

♦	the time remaining to the Expiration Date of the Warrants;
♦	the level of the Index relative to the Strike Level of the Warrant;
♦	the then-current Index Change;
♦	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index over the term of the Warrants);

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♦	the composition of the Index and changes to the Index Constituent Stocks;
♦	the market prices of the Index Constituent Stocks;
♦	the dividend rate paid on the Index Constituent Stocks (while not received by holders of the Warrants, dividend payments on any Index Constituent Stock may influence the level of the Index and therefore affect the market value of the Warrants);
♦	interest rates in the U.S. market and each market related to the Index;
♦	supply and demand for the Warrants, including inventory positions with UBS Securities LLC or any other market-maker;
♦	the creditworthiness of UBS; and
♦	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the level of the Index and equity markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Warrants may offset or enhance the effect of another factor.

The inclusion of the underwriting discount and compensation in the Premium is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third-party market maker) are willing to purchase the Warrants in secondary market transactions will likely be lower than the Premium, because the Premium includes, and secondary market prices are likely to exclude, the underwriting discount, hedging costs, issuance costs and projected profits. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The price at which UBS Securities LLC and its affiliates may offer to buy the Warrants in the secondary market (if any) may be greater than UBS’ valuation of the Warrants at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements.

For a limited period of time following the issuance of the Warrants, UBS Securities LLC or its affiliates may offer to buy or sell such Warrants at a price that exceeds (i) our valuation of the Warrants at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Warrants following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight-line basis over a period ending no later than the period specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Warrants, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of financial products of UBS such as the Warrants. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Warrants and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of options or Warrants. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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RISKS RELATED TO GENERAL CHARACTERISTICS OF THE INDEX

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed herein) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the Index Ending Level of the Index on the Expiration Date, the market value of the Warrants and the Cash Settlement Amount. In this event, the Calculation Agent may designate a successor Index. If the Calculation Agent determines that no successor Index comparable to the Index exists, any payment you receive on the Cash Settlement Payment Date will be determined by the Calculation Agent, as described further herein under “General Terms of the Warrants — Market Disruption Events”, “— Role of Calculation Agent” and “— Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation” in this prospectus supplement. The Index Sponsor is not involved in the offer of the Warrants in any way and has no obligation to consider your interests as an owner of the Warrants in taking any actions that might affect the market value of, and any amounts payable on, your Warrants.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Index Sponsor or the Index. You, as an investor in the Warrants, should make your own independent investigation into the Index Sponsor and the Index for your Warrants.

Changes that affect the Index will affect the market value of your Warrants and the Cash Settlement Amount.

The policies of the Index Sponsor concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the Index Constituent Stock Issuers (such as stock dividends, reorganizations or mergers) are reflected in the Index, could affect the level of the Index and, therefore, could affect the Index Ending Level on the Expiration Date, the Cash Settlement Amount and the market value of your Warrants prior to the Expiration Date. The level of the Index, the Cash Settlement Amount and the market value of the Warrants could also be affected if the Index Sponsor changes these policies, for example by changing the manner in which it calculates the Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Index. If events such as these occur, or if the Index Ending Level of the Index on the Expiration Date is not available because of a Market Disruption Event or for any other reason, and no successor Index is selected, the Calculation Agent, which initially will be UBS Securities LLC, an affiliate of UBS, may determine the Closing Level and/or Index Ending Level and, therefore, the Cash Settlement Amount, in a manner it considers appropriate.

The Warrants are subject to currency exchange rate risks.

The value of your Warrants will not be adjusted for currency exchange rate fluctuations between the U.S. dollar and the currencies in which the Index Constituent Stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Warrants, you will not receive any additional payment or incur any reduction in your return, if any, on the Warrants.

The Warrants are subject to non-U.S. securities market risk.

The Warrants are subject to risks associated with non-U.S. companies and non-U.S. securities markets because the Index is comprised of Index Constituent Stocks issued by non-U.S. companies and traded in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies and traded in non-U.S. securities markets involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Security prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the euro and British pound in particular, including potentially the Index Constituent Stocks . Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Historical performance of the Index and the Index Constituent Stocks should not be taken as an indication of the future performance of the Index or the Index Constituent Stocks, respectively, during the term of the Warrants.

The market prices of the Index Constituent Stocks will determine the level of the Index. The historical performance of the Index and the Index Constituent Stocks should not be taken as an indication of the future performance of the Index or the Index Constituent Stocks, respectively. As a result, it is impossible to predict whether the level of the Index will rise or fall. Market prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect their market prices.

The Index reflects price return, not total return.

The return on your Warrants is based on the performance of the Index, which reflects the changes in the market prices of the Index Constituent Stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Index Constituent Stocks. The return on your Warrants will not include such a total return feature or dividend component.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the Index Constituent Stocks, futures, options, exchange-traded funds or other derivative products on such Index Constituent Stocks or the Index may impair the market value of the Warrants.

As described below under the section “Use of Proceeds and Hedging”, UBS or its affiliates may hedge their obligations under the Warrants by selling and purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and they may adjust these hedges by, among other things, purchasing or selling these instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of such Index Constituent Stocks and/or the level of the Index and, therefore, the Cash Settlement Amount, if any, and the market value of the Warrants. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the Index Constituent Stocks and the level of the Index and, therefore, the Cash Settlement Amount, if any, and the market value of the Warrants. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Warrants.

UBS Securities LLC and other affiliates of UBS intend, but are not required to, make a secondary market in the Warrants. As market makers, trading of the Warrants may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Warrants in their inventory. The supply and demand for the Warrants, including inventory positions of market makers, may affect the secondary market price for the Warrants.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index or the Index Constituent Stocks that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interest in the Warrants and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Warrants.

UBS and its affiliates may, at present or in the future, engage in business with the Index Constituent Stock Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Warrants as beneficial owners of the Warrants. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market prices of the Index Constituent Stocks and the level of the Index and, therefore, the Cash Settlement Amount, if any, and the market value of the Warrants.

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We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Warrants and may do so in the future. Any such research, opinions or recommendations could affect the level of the Index or the market value of, and the return on, the Warrants.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the Index.

There are potential conflicts of interest between you and the Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. UBS Securities LLC will, among other things, decide the Cash Settlement Amount, if any, due on the Cash Settlement Payment Date. We may change the Calculation Agent after the Settlement Date of the Warrants without notice. For a fuller description of the Calculation Agent’s role, see “General Terms of the Warrants — Role of Calculation Agent”. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting the Index Constituent Stocks or the Index has occurred or is continuing on the Expiration Date. This determination may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind hedge positions. See “Use of Proceeds and Hedging”. Because this determination by the Calculation Agent may affect the Cash Settlement Amount, if any, the Calculation Agent may have a conflict of interest if it needs to make any such decision. Furthermore, as UBS determines the economic terms of the Warrants, including the Premium and the Strike Level and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Warrants represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Warrants.

UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants. Furthermore, given that UBS Securities LLC’s and its affiliates’ temporarily maintain a market making Premium, it may have the effect of discouraging UBS Securities LLC’s and its affiliates from recommending sale of your Warrants in the secondary market.

The Warrants are not bank deposits.

An investment in the Warrants carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Warrants have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Warrants and/or the ability of UBS to make payments thereunder.

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Warrants) to another entity, (b) a stay (for a maximum of two Business Days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Warrants, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations

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under the Warrants. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Warrants) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Warrants will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS' obligations under the Warrants. Consequently, holders of Warrants may lose all or some of their investment in the Warrants. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Warrants or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Warrants are uncertain.

Significant aspects of the tax treatment of the Warrants are uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (“IRS”) regarding the tax treatment of the Warrants, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. You are urged to read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and consult your tax advisor about your tax situation.

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Description of the Index

We have derived all information regarding the EURO STOXX 50® Index (“SX5E” or the “Index”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited, (the “Index Sponsor” or “STOXX”).

SX5E is published by STOXX, but STOXX has no obligation to continue to publish SX5E, and may discontinue publication of the SX5E at any time. SX5E is determined, comprised and calculated by STOXX without regard to the Warrants.

As discussed more fully in the accompanying index supplement under the heading “Non-U.S. Indices — EURO STOXX 50® Index”, the EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of SX5E’s total free-float market capitalization. SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. SX5E captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. SX5E universe is defined as all components of the 19 EURO STOXX Regional Supersector indices.

The top ten underlying equity constituents of SX5E as of April 30, 2020, by weight, are: SAP SE (5.67%), ASML Holding N.V. (5.50%), Sanofi (4.84%), LVMH Moët Hennessy Louis Vuitton SE (4.47%), Linde plc (4.44%), Total S.A. (4.08%), Allianz SE (3.36%), Siemens AG (3.23%), L’oreal S.A. (3.07%) and Unilever N.V. (2.99%); underlying equity constituent weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.

As of April 30, 2020, the top ten industry sectors which comprise SX5E represent the following weights in the index: Technology (13.00%), Personal & Household Goods (12.40%), Health Care (11.7%), Industrial Goods & Services (9.70%), Chemicals (9.10%), Banks (6.80%), Insurance (6.40%), Utilities (5.80%), Oil & Gas (5.10%) and Telecommunications (4.00%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the SX5E index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of April 30, 2020, the eight countries which comprise SX5E represent the following weights in the index: France (38.00%), Germany (33.40%), Netherlands (12.30%), Spain (8.20%), Italy (4.50%), Belgium (1.70%), Ireland (1.00%) and Finland (0.90%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SX5E.

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Historical Closing Levels of the Index

The Closing Level of the Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Closing Level of the Index during any period shown below is not an indication that the Index is more or less likely to increase or decrease at any time during the life of your Warrants.

The graph below illustrates the performance of the Index from January 1, 2010 through May 22, 2020, based on information reported by Bloomberg Professional® service (“Bloomberg”). The Closing Level of the Index on May 22, 2020 was 2,905.47. The dotted lines represent the Strike Level of 2,905.47 and the breakeven level of 3,217.81, which are equal to 100.00% and 110.75%, respectively, of the Index Starting Level. Past performance of the Index is not indicative of the future performance of the Index.

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General Terms of the Warrants

The following is a summary of the general terms of the Warrants. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere herein and in the accompanying prospectus. In this section, references to “holders” mean those who own the Warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Warrants registered in street name or in the Warrants issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Warrants are part of a series that we may issue, from time to time, under the warrant indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Warrants. Terms that apply generally to all Warrants are described in “Description of Warrants We May Offer” in the accompanying prospectus. The terms described herein (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the Premium and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Warrants. If you have purchased the Warrants in a market-making transaction after the initial sale, information about the Premium and date of sale to you will be provided in a separate confirmation of sale. We describe the terms of the Warrants in more detail below.

Currency

Amounts that become due and payable on your Warrants will be payable in U.S. dollars.

Coupon

We will not pay you interest during the term of the Warrants.

Denominations

The Warrants are unsubordinated, unsecured contractual obligations of UBS, with a Premium of $10,000.00 per Warrant, and a minimum purchase of 1 Warrant (for a total minimum Premium of $10,000.00).

Exercise of Warrants; Worthless Expiration

The Warrants are European-style and will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level). If the Index Ending Level is equal to or less than the Strike Level, the Warrants will not be exercised and will expire worthless, causing you to lose all of your Initial Investment in the Warrants. Furthermore, even if the Index Ending Level is greater than the Strike Level, you will incur a leveraged loss on your investment if the Index Change is less than 10.75%. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date.

♦	Automatic Exercise if In-the-Money: If the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will be automatically exercised, and for each Warrant, UBS will pay the Cash Settlement Amount on the Cash Settlement Payment Date, calculated as follows:
Cash Settlement Amount = Notional Amount × the Index Change
♦	Expire Worthless if At-the-Money or Out-of-the-Money: If the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will expire worthless on the Expiration Date and you will lose all of your Initial Investment in the Warrants.
In this scenario, you will lose all of your Initial Investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. The Warrants are issued “at-the-money,” meaning that the Index Ending Level must be greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Index Change less than 10.75%, you will lose a significant portion of your Initial Investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment. See “Risk Factors” beginning on page S-11 for risks related to an investment in the Warrants.

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Payment to holders of the Warrants — Cash Settlement Amount

The Warrants are cash-settled European-style call warrants linked to the performance of the Index, meaning that the economic return a holder of the Warrants receives is a function of the extent to which the level of the Index increases from the Strike Level (which is equal to 100.00% of the Index Starting Level) to the Index Ending Level. The Warrants are issued “at-the-money,” meaning that the Index Ending Level must be greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. As described above, the Warrants will be automatically exercised or expire worthless on the Expiration Date. If the Warrants are automatically exercised, the Cash Settlement Amount you receive on the Cash Settlement Payment Date will be based only on the Index Ending Level relative to the Strike Level.

The “Premium” or “Initial Investment” will be $10,000.00 per Warrant representing 10.75% of the Notional Amount per Warrant.

The “Notional Amount” will be $93,023.26 per Warrant.

The “Index Change” is the quotient, expressed as a percentage, of (i) the Index Ending Level minus the Strike Level divided by (b) the Index Starting Level. The Index Change may be positive or negative and is calculated as follows:

Index Change =	Index Ending Level – Strike Level
Index Starting Level

The “Strike Level” is a level of the Index that is equal to 100.00% of the Index Starting Level, as determined by the Calculation Agent.

The “Index Starting Level” will equal the Closing Level of the Index on the Strike Date, as determined by the Calculation Agent.

The “Index Ending Level” will be equal to the Closing Level of the Index each of the Expiration Date, as determined by the Calculation Agent.

The “Strike Date” is expected to be May 22, 2020, or if such day is not a Trading Day, the next following Trading Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”.

The “Trade Date” is expected to be May 26, 2020, or if such day is not a Trading Day, the next following Trading Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”.

The “Settlement Date” is expected to be May 29, 2020 (three Business Days following the Trade Date as described further under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein), or if such day is not a Business Day, the next following Business Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”.

The “Expiration Date” is expected to be May 22, 2025, or if any such day is not a Trading Day, the next following Trading Date, subject to postponement in the event of a Market Disruption Event as described further under “General Terms of the Warrants — Market Disruption Events”.

The “Cash Settlement Payment Date” is expected to be May 27, 2025 (two Business Days following the Expiration Date), or if such day is not a Business Day, the next following Business Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”. If the Expiration Date is postponed, the Cash Settlement Payment Date will also be postponed to maintain the same number of Business Days between the postponed Expiration Date and the Cash Settlement Payment Date that existed prior to the postponement of the Expiration Date.

The “Cash Settlement Amount” per Warrant is an amount in cash equal to the Notional Amount per Warrant multiplied by the Index Change. Expressed as a formula.

Cash Settlement Amount = Notional Amount × the Index Change

You are only entitled to receive the Cash Settlement Amount if the Index Ending Level is greater than the Strike Level.

Closing Level

The “Closing Level” of the Index on any Trading Day means (i) the Closing Level of the Index or (ii) if the Index is unavailable, any successor Index or alternative calculation of the Index, in either case as published following the regular official weekday close of the principal trading session of the primary exchange for the Index Constituent Stocks of the Index, as determined by the Calculation Agent.

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Market Disruption Events

The Calculation Agent will determine the Index Ending Level based upon the Closing Level of the Index on the Expiration Date. The Expiration Date may be postponed (and thus the determination of the Index Ending Level may be postponed) if the Calculation Agent determines that on the Expiration Date, a Market Disruption Event has occurred or is continuing with respect to the Index. In such an event, the Expiration Date will be postponed to the first succeeding Trading Date.

If the first succeeding Trading Date has not occurred as of the close of trading on the eighth Trading Day immediately following the originally-scheduled Expiration Date, regardless of whether a Market Disruption Event has occurred or is continuing with respect to the Index, (1) that eighth Trading Day shall be deemed to be the Expiration Date and (2) the Calculation Agent shall determine the Closing Level on such date. In such an event, the Calculation Agent will estimate the Closing Level that would have prevailed in the absence of the Market Disruption Event. The Calculation Agent will also postpone the Cash Settlement Payment Date to ensure the number of Business Days between the Expiration Date and the Cash Settlement Payment Date remain the same.

The Calculation Agent may also postpone the determination of the Index Starting Level of the Index on the Strike Date if it determines that a Market Disruption Event has occurred or is continuing with respect to the Index on that date. If the Strike Date is postponed, the Calculation Agent may adjust the Expiration Date and the Cash Settlement Payment Date to ensure that the stated term of the Warrants remains the same.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the Calculation Agent, constitute a Market Disruption Event, the Calculation Agent may waive its right to postpone the Strike Date or Expiration Date, as applicable, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the Closing Level of the Index on the affected date.

Any of the following will be a Market Disruption Event with respect to the Index related to the Warrants, in each case as determined by the Calculation Agent:

♦	a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks, for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such Index Constituent Stocks;
♦	a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Stocks in the primary market or markets for those contracts;
♦	any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of Index Constituent Stocks or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or a material number of Index Constituent Stocks in the primary market or markets for those options or contracts;
♦	the Index is not published; or
♦	in any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the Index Constituent Stocks and instruments linked to the Index generally.

The following events will not be Market Disruption Events with respect to the Index:

♦	a limitation on the hours or numbers of days of trading on trading in options or futures contracts relating to such Index or to a material number of Index Constituent Stocks in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and
♦	a decision to permanently discontinue trading in the option or futures contracts relating to an Index, in any Index Constituent Stocks or in any option or futures contracts related to such Index Constituent Stocks.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or any other person or entity publishes a substitute Index that the Calculation Agent determines is comparable to that Index and approves the substitute Index as a successor Index, then the Calculation Agent will determine the Closing Level of the Index, Index Change, Index Starting Level, Index Ending Level, Strike Level and/or any other relevant term, as applicable, and the Cash Settlement Amount by reference to such successor Index. To the extent necessary, the Calculation Agent will adjust those terms to ensure cross-comparability of the discontinued and successor Index.

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If the Calculation Agent determines that the publication of the Index is discontinued and that there is no successor Index on any date when the level of such Index is required to be determined, the Calculation Agent will instead make the necessary determination by reference to a group of stocks or another index or indices, as applicable, and will apply a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that any Index Constituent Stocks or the method of calculating the Index have been changed at any time in any respect that causes the level of the Index not to fairly represent the level of the Index had such changes not been made or that otherwise affects the calculation of the Closing Level of the Index, Index Change, Index Starting Level, Index Ending Level or the Cash Settlement Amount, then the Calculation Agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index Change used to determine the Cash Settlement Amount is equitable. Examples of any such changes that may cause the Calculation Agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting or rebalancing of the Index Constituent Stocks, changes made by the Index Sponsor under its existing policies or following a modification of those policies, changes due to the publication of a successor Index, changes due to events affecting one or more of the Index Constituent Stocks or their issuers or any other Index Constituent Stocks, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to any term of the Warrants, including the Closing Level of the Index, Index Change, Index Starting Level, Index Ending Level and the Cash Settlement Amount or otherwise relating to the level of the Index, will be made by the Calculation Agent.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. We may change the Calculation Agent after the Settlement Date of your Warrants without notice. The Calculation Agent will make all determinations regarding the Cash Settlement Amount of your Warrants, Market Disruption Events, Business Days, Trading Days, the Expiration Date, the Index Starting Level, the Strike Level, the Index Ending Level and any amount payable in respect of your Warrants, in its sole discretion. All determinations of the Calculation Agent, absent manifest error, will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery pursuant to the Warrants on the Cash Settlement Payment Date will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Warrants are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depository.

Business Day

When we refer to a Business Day with respect to your Warrants, we mean any day that is a Business Day of the kind described in “Description of Warrants We May Offer — Payment When Offices are Closed” in the accompanying prospectus. Any payment to be made on a day that is not a Business Day will be made on the next following Business Day without any adjustment to amounts payable.

Trading Day

A “Trading Day” is a day on which trading is scheduled to be generally conducted on the primary exchange(s) or market(s) on which the Index Constituent Stocks are listed or admitted for trading, as determined by the Calculation Agent.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Warrants for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.

In anticipation of the sale of the Warrants, we and/or our affiliates expect to enter into hedging transactions involving purchases and sales of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the Index Constituent Stocks or the Index prior to, on, and/or after the Strike Date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently with regard to your Warrants, from time to time, we and/or our affiliates may:

♦	acquire or dispose of long or short positions of Index Constituent Stocks and/or other securities of the Index Constituent Stock Issuers;
♦	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the price of the above instruments;
♦	acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or
♦	any combination of the above three.

We and/or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

We and/or our affiliates may close out our or their hedge position relating to the Warrants on or before the Expiration Date. That step may involve sales or purchases of the instruments described above. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we or our affiliates may take in connection with any hedging activity.

The hedging activity discussed above may adversely affect the market value of your Warrants from time to time and the Cash Settlement Amount for your Warrants. See “Risk Factors” beginning on page S-11 of this prospectus supplement for a discussion of these adverse effects.

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Material U.S. Federal Income Tax Consequences

The following is a general description of certain material U.S. federal tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants and we urge you to consult your tax advisor regarding the tax consequences of an investment in the Warrants in light of your particular situation. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the IRS has been sought as to the U.S. federal income tax consequences of your investment in the Warrants, and the following discussion is not binding on the IRS. This discussion replaces the U.S. federal income tax discussion in the accompanying prospectus.

This discussion applies to you only if you acquire Warrants in the offering and you hold your Warrants as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities or currencies,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a financial institution or bank,
♦	a regulated investment company or a real estate investment trust,
♦	a life insurance company,
♦	a tax-exempt organization including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively,
♦	a person that owns Warrants as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or who enters into a “constructive sale” with respect to the Warrants or a “wash sale” with respect to the Warrants or the Index or the Index Constituent Stocks, or
♦	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Except as otherwise noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Warrant and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Warrants should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Warrants.

U.S. Tax Treatment. Pursuant to the terms of the Warrants, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Warrants as prepaid derivative contracts (including, potentially, as options) for U.S. federal income tax purposes. If your Warrants are so treated, you should recognize gain or loss upon the taxable disposition of your Warrants in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Warrants. Such gain or loss should generally be long-term capital gain or loss if you have held your Warrants for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Prior to the taxable disposition of your Warrants, you should generally not recognize any taxable income, gain or loss in respect of your Warrants.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that the Warrants should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Warrants, it is possible that your Warrants could be treated alternatively pursuant to some other characterization, such that the timing and character of your income from the Warrants could differ materially and adversely from the treatment described above.

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IRS Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Warrants. According to Notice 2008-2, the IRS has announced that it and the Treasury are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Although Notice 2008-2 would not, by its terms, apply to contracts that are treated as prepaid derivative contracts (including options) for U.S. income tax purposes, it is not possible to determine what guidance the IRS and Treasury may ultimately issue, if any, and future legislation or IRS guidance could change current law treatment of such prepaid derivative contracts, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Possible Alternative Tax Treatments of an Investment in Warrant. Due to the absence of authorities that directly address the proper tax treatment of the Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Warrants described above. If the IRS were successful in asserting an alternative treatment of the Warrants, the timing and character of income on your Warrants could differ materially and adversely from our description herein. For example, the IRS might treat the Warrants as debt instruments issued by us, in which event the taxation of the Warrants would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the Warrants at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Warrants, in each year that you hold the Warrants (even though you will not receive any cash with respect to the Warrants during the term of the Warrants) and any gain recognized at expiration or upon sale or other disposition of the Warrants would generally be treated as ordinary income.

Additionally if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternatively, it is possible that the IRS might assert that the Warrants represent separate prepaid derivative contracts (including, potentially, options) on the Index Constituent Stocks or an ownership interest in such Index Constituent Stocks, in which case you might be required to recognize gain or loss on any rebalancing of the Index.

Other alternative U.S. federal income tax characterizations of the Warrants might also require you to include amounts in income during the term of the Warrants, without regard to how long you held the Warrants (including possible mark to market treatment or accrual of ordinary income over the term of the Warrants). Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Warrants.

Section 1297. We will not attempt to ascertain whether any Index Constituent Stock Issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the Warrants. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Warrants, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Warrants.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange or maturity of the Warrants will be subject to information reporting unless you are an “exempt recipient” (such as a U.S. corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

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Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Warrants and are, for U.S. federal income tax purposes, a non-resident alien individual, a foreign corporation, or an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Warrants. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Warrants or to generally applicable information reporting and backup withholding requirements with respect to payments on your Warrants if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, gain realized from the taxable disposition of the Warrants by a non-U.S. holder should generally not be subject to U.S. tax, unless:

♦	the gain with respect to the Warrants is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.,
♦	the non-U.S. holder is a non-resident alien individual who holds the Warrants as a capital asset and is present in the U.S. for 183 days or more during the taxable year such taxable disposition and certain other conditions are satisfied, or
♦	the non-U.S. holder has certain other present or former connections with the U.S.

If the gain realized on the taxable disposition of the Warrants by the non-U.S. holder is described in any of the three preceding bullet points, the non-U.S. Holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid  on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Warrants are not “delta-one” with respect to the Index or any Index Constituent Stock, our counsel is of the opinion that the Warrants should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Warrants. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Warrants could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Index, the Index Constituent Stocks or your Warrants, and following such occurrence your Warrants could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Warrants under these rules if you enter, or have entered, into certain other transactions in respect of the Index, the Index Constituent Stocks or the Warrants.  If you enter, or have entered, into other transactions in respect of the Index, the Index Constituent Stocks or the Warrants, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Warrants in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Warrants, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Warrants.

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Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Warrants through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Warrants purchased after the bill was enacted to accrue interest income over the term of the Warrants despite the fact that there will be no interest payments over the term of the Warrants.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Warrants to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Warrants.

Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Warrants (including possible alternative treatments and the issues presented by the IRS Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including those of the Index Constituent Stock Issuers).

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ERISA Considerations

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Warrants by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Warrants by a Plan with respect to which UBS Securities LLC UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Warrants, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Warrants is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Warrants will not constitute or result in a non-exempt prohibited transaction. In addition, any such Plan also will be deemed to have represented that none of us, UBS Securities LLC or any of our other affiliates is a fiduciary in connection with the acquisition, holding or disposition of the Warrants, or as a result of the exercise by us or any of our affiliates of any rights in connection with the Warrants.

Any person proposing to acquire any Warrants on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

UBS will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase from UBS, the aggregate Premium amount of the Warrants indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Warrants to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

UBS may use this prospectus supplement, the accompanying index supplement and the accompanying prospectus in the initial sale of any Warrants. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement, the accompanying index supplement and the accompanying prospectus in a market-making transaction for any Warrants after its initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement, the accompanying index supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement, the accompanying index supplement and the accompanying prospectus are being used in a market-making transaction.

We will deliver the Warrants against payment for the Warrants on the Settlement Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Warrants in the secondary market on any date prior to two Business Days before delivery of the Warrants will be required, by virtue of the fact that each Warrant initially will settle in three Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, will have a “conflict of interest” in this offering of the Warrants within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Warrants, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell the Warrants in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Warrants in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Warrants at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Warrants immediately after the Trade Date in the secondary market is expected to exceed the value of the Warrants as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight-line basis over a period ending no later than 2 months after the Trade Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Warrants and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Warrants, see “Risk Factors — Risks Related to Liquidity and Secondary Market Issues” herein.

Prohibition of Sales to EEA Retail Investors — The Warrants are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Warrants or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Warrants or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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